2019 Stock-Settled Restricted Stock Unit Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2014 Stock Incentive Plan (the “Plan”)

Purpose
To encourage retention of key managers so as to support the execution of business strategies in order to encourage and reward the creation of sustainable, long-term shareholder value and achieve future goals.

Restricted Stock Units
Restricted Stock Units valued on the same basis as Brunswick Corporation (“Brunswick”) common stock (“Stock”) where one unit equals one share. Dividend equivalents will be reinvested in additional restricted stock units. There are no voting rights attached to restricted stock units.

Grant Date	____________, 2019
Award	____________ Restricted Stock Units.
Normal Vesting	Restricted Stock Units will vest and be distributed three years after the Grant Date, subject to continued employment through such date.
Vesting Upon Retirement (as defined below)
Upon a termination of employment due to Retirement (as defined below) on or after the first anniversary of the Grant Date, and prior to a Change in Control (as defined in the Plan), all of the award will become fully vested as of the date of Retirement and be distributed as of the third anniversary of the Grant Date.

Upon a termination of employment due to Retirement prior to the first anniversary of the Grant Date, and prior to a Change in Control, a pro-rata portion of the award will be vested as of the date of Retirement and be distributed as of the third anniversary of the Grant Date. For purposes of the foregoing sentence, a pro-rata portion will mean the product of (i) the number of restricted stock units awarded that would have vested on the normal vesting date and (ii) a fraction, the numerator of which is the number of days that have elapsed since January 1 of the year of grant through the date of termination of the Grantee’s employment, provided such number does not exceed 365, and the denominator of which is 365.

The award shall be forfeited in its entirety upon a termination for Cause, even if the Grantee would otherwise be eligible for Retirement.

Prorated Vesting Upon Involuntary Termination Without Cause
 If the Grantee’s employment is terminated by Brunswick for a reason other than Cause or Permanent Disability, and the Grantee is not eligible for Retirement, a pro-rata portion of the award will be vested as of the date of such termination of employment and be distributed as of the third anniversary of the Grant Date. For purposes of the foregoing sentence, a "pro-rata portion" will mean the product of (i) the number of Restricted Stock Units awarded that would have vested on the normal vesting date and (ii) a fraction, the numerator of which is the number of days that have elapsed since the Date of Grant through the date of termination of the Grantee’s employment, and the denominator of which is 1,095.

Vesting Upon Death or Permanent Disability	In the case of a termination of employment due to death or a Permanent Disability, the award will become fully vested and distributed as of the date of such death or Permanent Disability.

Vesting Upon Termination After Change in Control
If the award is effectively assumed or continued by the surviving or acquiring corporation in a Change in Control and (i) Brunswick terminates the Grantee’s employment without Cause or (ii) the Grantee resigns for Good Reason (as defined below), then in each case all of the award will be vested and distributed as of the date of such termination of employment; provided, however, that if the award is considered "nonqualified deferred compensation" within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and (A) the Change in Control was not a "change in control event" within the meaning of Internal Revenue Code Section 409A or (B) the termination of employment occurred more than two years following the occurrence of the change in control event, then the vested award shall be distributed three years after the Grant Date.

If the award is not effectively assumed or continued by the surviving or acquiring corporation in a Change in Control, the award shall vest in full and be distributed as of the date of the Change in Control; provided, however, that if the award is considered "nonqualified deferred compensation" within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and the Change in Control was not a "change in control event" within the meaning of Internal Revenue Code Section 409A or to the extent distribution would be impermissible under Internal Revenue Code Section 409A, then the vested award shall be distributed three years after the Grant Date.

Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.

Forfeiture Upon Termination	Except as otherwise provided herein, Restricted Stock Units will be forfeited upon a termination of employment prior to vesting.
Timing and form of Distribution
Upon distribution, shares will be deposited to Grantee's brokerage account on record with Shareholder Services.

Distributions will occur as soon as practical, but no later than 30 days after the distribution date provided above, except that if the Grantee is a "specified employee" (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before 6 months after separation from service (or, if earlier, death).

Tax Withholding
For those becoming eligible for Retirement or whose employment is terminated by Brunswick for a reason other than Cause or Permanent Disability prior to the year of a scheduled distribution, tax withholding liability to meet required FICA must be paid via payroll or participant check by the end of the year of becoming eligible for Retirement or terminating employment, as the case my be, except that the FICA taxes on amounts vesting during the first December after grant for those who have become eligible for Retirement during the year of grant will be collected during the next calendar quarter. Subsequent Federal, state and local income tax withholding must be paid via share reduction upon distribution.

For all others, tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.

Definitions
"Cause" shall mean the Grantee’s willful misconduct in the performance of his or her duties.

"Good Reason" shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this Agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); and (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below); provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than 60 days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within 30 days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof. For purposes of this definition:

      Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

      "Reduction in Authority or Responsibility" shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

"Reduction in Compensation" shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

"Business Relocation Beyond a Reasonable Commuting Distance" shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

"Permanent Disability" means the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

 "Retirement" shall mean that the Grantee’s employment terminates for a reason other than Cause on or after the date on which either (i) the Grantee has either attained age 62 or (ii) the sum of the Grantee’s age plus years of continuous service from his or her latest hire date equals 70 or more. Notwithstanding anything to the contrary in these terms and conditions, for purposes of applying the favorable Retirement vesting terms set forth herein to grants made to residents of the European Union, the Grantee shall be deemed to be eligible for Retirement if, and only if, the Grantee has attained the retirement date specified in the retirement plan in which such Grantee participates.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and or a copy of the Prospectus, please contact:    Lesley Harling,
Shareholder Services
Brunswick Corporation
26125 N. Riverwoods Blvd.
Suite 500
Mettawa, Illinois 60045-4811
847-735-4294
lesley.harling@